NORFOLK SOUTHERN

EXECUTIVE SEVERANCE PLAN

1. Introduction

1.1. Purpose. The purpose of the Plan is to ensure that the Company will have the continued dedication of its key employees by providing severance protection to selected individuals. The Plan is intended to be an unfunded welfare plan maintained primarily for the purpose of providing severance benefits to a select group of key management employees.

1.2. Effective Date. The Plan is effective as of May 14, 2020.

2. Definitions and Construction

2.1. Definitions. When used in capitalized form in the Plan, the following words and phrases have the following meanings, unless the context clearly indicates that a different meaning is intended:

(a) “Administrator” means the Compensation Committee.

(b) “Board” means the Board of Directors of Norfolk Southern Corporation.

(c) “Cause” has the meaning provided in Section 4.4(c).

(d) “Claim Reviewer” means a person or entity designated in writing by the Administrator as the Claim Reviewer for this Plan.

(e) “Code” means the Internal Revenue Code of 1986, as amended.

(f) “Company” means Norfolk Southern Corporation.

(g) “Compensation Committee” means the Compensation Committee of the Board.

(h) “Eligible Employee” means any employee of the Company who, on the date of a Qualifying Termination, is either: (1) employed at the level of Executive Vice President, or (2) employed at the level of Senior Vice President but only if the Board or its designee has designated such Participant as eligible to participate in the Plan. Notwithstanding the foregoing, employees who reach mandatory retirement age shall not be eligible to participate in the Plan.

(i) “Entity” means a corporation, partnership, limited liability company or other entity.

(j) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(k) “Good Reason” has the meaning provided in Section 4.4(b).

(l) “Participant” means an Eligible Employee who participates in the Plan under Section 3.

(m) “Plan” means the Norfolk Southern Executive Severance Plan as set forth in this document.

(n) “Qualifying Termination” has the meaning provided in Section 4.4(a).

(o) “Section 409A” means section 409A of the Code.

(q) “Severance Benefit” has the meaning provided in Section 4.

2.2. Gender and Number. Words used in the masculine gender in the Plan are intended to include the feminine and neuter genders, where appropriate. Words used in the singular form in the Plan are intended to include the plural form, where appropriate, and vice versa.

2.3. Section 409A. Payments under the Plan are intended to be exempt from, or comply with, Section 409A, and the Plan will be interpreted to achieve this result. However, in no event is the Company responsible for any tax or penalty owed by a Participant with respect to the payments under the Plan.

3. Participation. An Eligible Employee of the Company shall become a Participant in the Plan on the date on which the Company adopts the Plan or the date the Eligible Employee is employed at the level of Executive Vice President, whichever is later. An employee who is employed at the level of Senior Vice President shall become a Participant on the date the Board designates that he or she is eligible.

4. Severance Benefits

4.1. Cash Severance Benefits. A Participant who has a Qualifying Termination is eligible for a Severance Benefit in the amount described in subsection (a). The Severance Benefit shall be paid in the time and form specified in Section 4.3 and shall be conditioned upon the Participant’s timely execution of a release as provided in Section 6 and such release becoming irrevocable.

(a) Amount.

(1) Base Salary. The Participant’s Severance Benefit includes an amount equal to two times (2) the Participant’s base salary, at the rate in effect immediately prior to the Participant’s Qualifying Termination. Notwithstanding the foregoing, in the event the Participant experienced a material reduction in base salary prior to his or her Qualifying Termination that would give rise to a Good Reason, then the base salary rate used in the preceding sentence shall, if greater, be the rate in effect immediately prior to such material reduction in base salary.

(2) Bonus Award.

(i) The Participant’s Severance Benefit includes an amount equal to the Participant’s total salary paid up to the date of the Qualifying Termination during the incentive year in which the Qualifying Termination occurs multiplied by the Participant’s bonus level multiplied by the payout percentage for the Corporate Performance Factor accrued on the books of the Company as of the quarter coincident with or immediately preceding the quarter in which the Qualifying Termination occurs. Notwithstanding the foregoing, for a Participant whose Qualifying Termination occurs in the first quarter of the calendar year, the Participant’s Severance Benefit shall include an amount equal to the Participant’s total salary paid up to the date of the Qualifying Termination during the incentive year in which the Qualifying Termination occurs multiplied by the Participant’s bonus level multiplied by the payout percentage for the Corporate Performance Factor as budgeted for the incentive year.

(ii) Notwithstanding the foregoing, for Participants who are eligible to retire, the date of the Qualifying Termination shall be established as the last day of a month so that they can retire under the terms of the Retirement Plan of Norfolk Southern Corporation and Participating Subsidiary Companies and consequently be eligible for a bonus award in accordance with the terms of the Executive Management Incentive Plan. Such Participants shall not be eligible for an amount described under the previous paragraph. In addition, Participants who are eligible for a bonus award in accordance with the terms of the Executive Management Incentive Plan for reasons other than retirement shall receive a bonus award under the terms of that plan and shall not be eligible for an amount described under the previous paragraph.

(3) Outplacement Services. The Participant shall be entitled to a lump sum of $30,000 for outplacement services.

(4) Health Coverage. The Participant shall be entitled to a lump sum of $36,000 for health coverage.

4.2. Equity Awards.

(a) In General. Provided that the Participant timely executes a release as provided in Section 6 and such release becomes irrevocable, then notwithstanding anything in the applicable stock incentive plan and/or award agreement to the contrary, upon a Participant’s Qualifying Termination, the Participant’s stock options and restricted stock unit awards will be paid in cash using the closing price per share of stock or equivalent on the New York Stock Exchange (or if unavailable, on another U.S. stock exchange) on the date of the Qualifying Termination, or, if a stock is not traded on the date of the Qualifying Termination, on the most recent trading day immediately preceding such date. Furthermore, provided that the Participant timely executes a release as provided in Section 6 and such release becomes irrevocable, then the Participant shall be entitled to the pro-rata value of Performance Share Units, paid in cash upon the Participant’s Qualifying Termination, in accordance with the following formula: For each Performance Share Unit award, the number of units granted shall be multiplied by the total earnout percentage as reflected on the books of the company for the prior quarter, multiplied by a fraction, the numerator of which is the number of months worked in the 3-year award period and the denominator of which is 36 and using the closing price per share of stock or equivalent on the New York Stock Exchange (or if unavailable, on another U.S. stock exchange) on the date of the Qualifying Termination, or, if a stock is not traded on the date of the Qualifying Termination, on the most recent trading day immediately preceding such date. If a Participant is entitled to continued or accelerated vesting of stock options, continued vesting of restricted stock units, or payout of performance share units based on the full performance period in accordance with the terms of the Norfolk Southern Long-Term Incentive Plan, then the terms of the awards under the Norfolk Southern Long-Term Incentive Plan shall govern and the Participant shall not be entitled to the payout of equity awards under this section 4.2(a).

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(b) Participants Eligible to Retire. Notwithstanding section 4.2(a), for a Participant who is eligible to retire, and who properly executes a release as provided in Section 6 and such release becomes irrevocable, then the date of the Qualifying Termination shall be established as the last day of a month so that the Participant can retire under the terms of the Retirement Plan of Norfolk Southern Corporation and Participating Subsidiary Companies. Thereafter, provided that the Participant properly applies for retirement pursuant to the Retirement Plan, the Participant shall be entitled to favorable treatment of long-term incentive awards as provided upon retirement in accordance with the terms of such awards under the Norfolk Southern Long-Term Incentive Plan. A Participant who is eligible to retire as described in this section 4.2(b) shall not be entitled to the payout of equity awards as described under section 4.2(a) of this Plan.

(c) Notwithstanding the foregoing, if the Participant’s Qualifying Termination occurs before October 1 of the calendar year, the restricted stock units and performance share units granted in the year of the Qualifying Termination shall be forfeited in accordance with the terms of the awards. Therefore, no amount will be payable under section 4.2(a) with respect to such awards, and such awards shall be forfeited for purposes of section 4.2(b).

4.3. Time and Form of Payment. If a Participant is entitled to a Severance Benefit, the Severance Benefit and any benefit payable under Section 4.2(a) will be paid as follows:

(a) In General. Except as otherwise provided in below, the Participant’s Severance Benefit and any benefit payable under Section 4.2(a) will be paid in a lump sum within thirty days following the expiration of the 7-day rescission period unless a delay is required by subsection (b)(2) below.

(b) Time of Payment under Section 409A. To comply with Section 409A of the Code:

(1) Any payment under the Plan that is subject to Section 409A and that is contingent on a termination of employment is contingent on a “separation from service” within the meaning of Section 409A.

(2) If, upon separation from service, the Participant is a “specified employee” within the meaning of Section 409A, any payment under the Plan that is subject to Section 409A and would otherwise be paid within six months after the Participant’s separation from service will instead be paid in the seventh month following the Participant’s separation from service.

4.4. Qualifying Termination.

(a) A Participant has a Qualifying Termination if his or her employment with the Company is terminated:

(1) by the Participant for Good Reason; or

(2) by the Company for any reason other than for Cause or for disability under the Company’s long-term disability plan.

(b) Good Reason. “Good Reason” means the existence or occurrence of one or more of the following conditions or events without the Participant’s prior written consent: (i) a material reduction of the Participant’s base salary or target bonus opportunity (other than as part of an across-the-board, proportional salary reduction applicable to all officers employed at the level of Executive Vice President); (ii) a sustained and material reduction in the Participant’s job title or responsibilities, it being agreed that “Good Reason” shall not exist solely because the Company reorganizes one or more units of its business, its functional organization, or its reporting relationships; or (iii) a material breach by the Company of any term of the Participant’s written employment agreement with the Company or of the Participant’s other agreements with the Company, if any; provided, however, that, in each case under sub-clauses (i) to (iii) above, any termination of employment by the Participant will be for “Good Reason” only if: (1) the Participant gives the Company written notice, within ninety (90) days following the first occurrence of the condition(s) that the Participant believes constitute(s) “Good Reason,” which notice shall describe such condition(s); (2) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (such 30-day period, the “Company Cure Period”); and (3) the Participant voluntarily terminates the Participant’s employment with the Company within thirty (30) days following the end of the Company Cure Period.

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(c) Cause. “Cause” means, with respect to a Participant, the occurrence of any of the following events, as reasonably determined by the Administrator in its discretion: (i) the Participant’s conviction of, or plea of nolo contendere to, any felony (other than a vehicular-related felony); (ii) the Participant’s commission of, or participation in, intentional acts of fraud or dishonesty that in either case results in material harm to the reputation or business of the Company; (iii) the Participant’s intentional, material violation of any term of the Participant’s employment agreement with the Company or any other contract or agreement between the Participant and the Company, if any, or any statutory duty the Participant owes to the Company that in either case results in material harm to the business of the Company; (iv) the Participant’s conduct that constitutes gross insubordination or habitual neglect of duties and that in either case results in material harm to the business of the Company; (v) the Participant’s intentional, material refusal to follow the lawful directions of the Board of Directors, Norfolk Southern’s Chief Executive Officer, or his or her direct manager (other than as a result of physical or mental illness); or (vi) the Participant’s intentional, material failure to follow, or intentional conduct that violates (or would have violated, if such conduct occurred within ten (10) years prior to the date the Participant entered this Agreement and has not been previously disclosed to the Company), the Company’s written policies that are generally applicable to all employees or all officers of the Company and that results in material harm to the reputation or business of the Company; provided, however, (1) that willful bad faith disregard will be deemed to constitute intentionality for purposes of this definition and (2) that, in each case under sub-clauses (i) through (vi) above, any termination of employment by the Company will be for “Cause” only if: (1) the Company gives the Participant written notice, within ninety (90) days following the date on which the Company first becomes aware of the action or conduct that it alleges constitutes Cause (or, in the case of clauses (ii), (iii), or (vi), when the Company first becomes aware that the action or conduct has resulted in material harm to the reputation or business of the Company), which notice shall describe such action or conduct; (2) in the case of clauses (iii) through (vi), except in circumstances where the Participant’s actions are deemed by the Company not subject to cure, the Participant fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (such 30-day period, the “Employee Cure Period”); and (3) except if a reasonable period is needed to investigate the conduct at issue in (vi) (which investigation, for the avoidance of doubt, shall not constitute Good Reason), the Company terminates the Participant’s employment within thirty (30) days following the end of the Employee Cure Period (or, in the case of clauses (i) and (ii), the Company terminates the Participant’s employment within sixty (60) days following the Participant’s receipt of the written notice).

5. Covenants

5.1. Generally. In consideration for the benefits provided under the Plan, each Participant will agree to the covenants as set forth in the release described in section 6, which shall include the items set forth in sections 5.2 through 5.5.

5.2. Non-disparagement. The Participant will at no time make any derogatory, misleading or otherwise negative statement about the actions, performance or behavior of the Company or its officers, directors, employees and agents.

5.3. Cooperation. The Participant will cooperate with the Company in order to ensure an orderly transfer of his or her duties and responsibilities. In addition, the Participant will at all times, both before and after termination of employment, (a) provide reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) that relates to events occurring during the Participant’s employment hereunder, provided that such cooperation does not materially interfere with the Participant’s then current employment, and (b) cooperate with the Company in executing and delivering documents requested by the Company, and taking any other actions, that are necessary or requested by the Company to assist the Company in patenting, copyrighting, or registering any programs, ideas, inventions, discoveries, patented or copyrighted material, or trademarks, and to vest title thereto in the Company.

5.4. Confidentiality and Non-Compete. The Participant covenants and agrees that any confidential or proprietary information and any corporate policies, procedures and documents acquired during his or her employment with the Company is the exclusive property of the Company. The Participant acknowledges that he or she has no ownership interest or right of any kind to said property. Except as otherwise required by law, the Participant agrees that he or she will not use or directly or indirectly, disclose or divulge to any unauthorized party for his or her own benefit or to the detriment of the Company, any such information that was acquired during his or her employment with the Company, whether or not developed or compiled by the Company and whether or not the Participant was authorized to have access to such information. The Participant covenants that he or she has returned all such information to the Company.

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The Participant further covenants that he or she will not seek or accept employment with a direct competitor of the Company for one (1) year from date of Qualifying Termination, unless Participant seeks, and is granted, a waiver from the Chief Executive Officer of the Company. The Participant will not disclose any trade secrets, customer lists, vendor and contractor rates, designs, information regarding product development, names of vendors and contractors, phone numbers or contact information of vendors and contractors, operating plans, strategic plans, marketing plans, sales plans, projected acquisitions or dispositions of properties, assets, or management agreements, management information (including data and other information relating to members of the Board and management), operating policies or manuals, business plans, purchasing agreements, financial records, or other financial, commercial, business or technical information relating to Company or information designated as confidential or proprietary that Company may receive belonging to suppliers, customers, or others who do business with Company. Notwithstanding the foregoing, this Release does not prohibit the Participant from: (i) providing truthful testimony in response to compulsory legal process; (ii) participating in any government investigation; (iii) providing truthful statements in conjunction with any claim permitted to be brought by the employee; or (iv) providing information to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency.

5.5. Recoupment. If the Participant breaches any of the covenants set forth in this Section 5, as specified in the release, then the Participant will be obligated to repay to the Company all benefits previously paid to, or on behalf of, the Participant under the Plan.

6. Release

6.1. Generally. A Participant will not be entitled to any benefits under the Plan unless, at the time of the Participant’s Qualifying Termination, he or she executes and does not subsequently revoke the release provided in Exhibit A, releasing the Company, its affiliates, subsidiaries, shareholders, directors, officers, employees, representatives, and agents and their successors and assigns from any and all employment-related claims the Participant or his or her successors and beneficiaries might then have against them (excluding any claims the Participant might then have under the Plan or any employee benefit plan sponsored by the Company). The release will be substantially in the form that is attached as Exhibit A to the Plan.

6.2. Time Limit for Providing Release. A Participant will execute and submit the release to the Company within 21 days after the date the release is presented to the Participant. With respect to any payment under the Plan that is subject to Section 409A, if payment is otherwise due prior to the latest date on which the release may become irrevocable and the period between separation from service and such date spans two calendar years, payment shall be made in the second of those two years.

7. Nature of Participant’s Interest in the Plan

7.1. No Right to Assets. Participation in the Plan does not create, in favor of any Participant, any right or lien in or against any asset of the Company. Nothing contained in the Plan, and no action taken under its provisions, will create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and a Participant or any other person. The Company’s promise to pay benefits under the Plan will at all times remain unfunded as to each Participant, whose rights under the Plan are limited to those of a general and unsecured creditor of the Company.

7.2. No Right to Transfer Interest. Rights to benefits payable under the Plan are not subject in any manner to alienation, sale, transfer, assignment, pledge, or encumbrance, except as required by law.

7.3. No Employment Rights. No provisions of the Plan and no action taken by the Company or the Administrator will give any person any right to be retained in the employ of the Company, and the Company specifically reserves the right and power to dismiss or discharge any Participant for any reason or no reason and at any time.

7.4. Withholding and Tax Liabilities. All payments under the Plan will be subject to tax withholding or other withholding required or permitted by applicable law to the extent deemed necessary by the Administrator. The Participant will bear the cost of any taxes not withheld on benefits provided under the Plan, regardless of whether withholding is required.

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7.5. Change in Control. Notwithstanding the provisions of this Agreement, Participants who have entered into a Change in Control Agreement with the Company who are terminated following a Change in Control (as defined in such Agreement) will be entitled to benefits under that Agreement and shall not be entitled to benefits under this Plan.

8. Administration, Interpretation, and Modification of Plan

8.1. Plan Administrator. The Administrator will administer the Plan.

8.2. Powers of the Administrator. The Administrator’s powers include, but are not limited to, the power to adopt rules consistent with the Plan; the power to decide all questions relating to the interpretation of the terms and provisions of the Plan; and the power to resolve all other questions arising under the Plan (including, without limitation, the power to remedy possible ambiguities, inconsistencies, or omissions by a general rule or particular decision). The Administrator has full discretionary authority to exercise each of the foregoing powers.

8.3. Death of Participant. If a Participant dies after having a Qualifying Termination, any payment of the Participant’s Severance Benefit or benefit under Section 4 remaining due to the Participant will be paid to the Participant’s estate at the time such payment would otherwise be paid to the Participant but no later than 90 days after the Participant’s death.

8.4. Amendment, Suspension, and Termination. The Compensation Committee has the right by written resolution to amend, suspend, or terminate the Plan at any time, subject to the terms of this Section 8.4. Notwithstanding the foregoing, the Compensation Committee may amend the Plan at any time to the extent necessary to comply with Section 409A, provided that, to the extent possible, such amendment does not reduce the benefits of an employee who is already a Participant.

8.5. Power to Delegate Authority. The Administrator may, in its sole discretion, delegate to any person or persons all or part of its authority and responsibility under the Plan, including, without limitation, the authority to amend the Plan.

8.6. Headings. The headings used in this document are for convenience of reference only and may not be given any weight in interpreting any provision of the Plan.

8.7. Severability. If an arbitrator or court of competent jurisdiction determines that any term, provision, or portion of the Plan is void, illegal, or unenforceable, the other terms, provisions, and portions of the Plan will remain in full force and effect, and the terms, provisions, and portions that are determined to be void, illegal, or unenforceable will either be limited so that they will remain in effect to the extent permissible by law, or such arbitrator or court will substitute, to the extent enforceable, provisions similar thereto or other provisions, so as to provide to the Company, to the fullest extent permitted by applicable law, the benefits intended by the Plan.

8.8. Governing Law. The Plan will be construed, administered, and regulated in accordance with the laws of Virginia (excluding any conflicts or choice of law rule or principle), except to the extent that those laws are preempted by federal law.

8.9. Complete Statement of Plan. The Plan contains a complete statement of its terms. The Plan may be amended, suspended, or terminated only in writing and then only as provided in Section 8.4 or 8.5. A Participant’s right to any benefit of a type provided under the Plan will be determined solely in accordance with the terms of the Plan. No other evidence, whether written or oral, will be taken into account in interpreting the provisions of the Plan. Notwithstanding the preceding provisions of this Section 8.9, for purposes of determining benefits with respect to a Participant, the Plan will be deemed to include the provisions of any other written agreement between the Company and the Participant to the extent such other agreement explicitly provides for the incorporation of some or all of its terms into the Plan. Nothing in the Plan shall supersede any Change in Control Agreement the Participant has or will enter into, and in the event of a Change in Control (as defined under that policy), benefits shall be paid under that policy in lieu of any benefits described hereunder.

9. Claims and Appeals

9.1. Application of Claims and Appeals Procedures.

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(a) If a Participant believes that he or she did not receive the full amount of benefits under the Plan to which he or she is entitled, the Participant may file a claim under the provisions of this Section 9.

(b) No claim for non-payment or underpayment of benefits allegedly owed under the Plan may be filed in court until the claimant has exhausted the claims review procedures established in accordance with this Section 9.

9.2. Initial Claims.

(a) Any claim for benefits will be in writing (which may be electronic if permitted by the Administrator) and will be delivered to the Claim Reviewer.

(b) Each claim for benefits will be decided by the Claim Reviewer within a reasonable period of time, but not later than 90 days after such claim is received by the Claim Reviewer (without regard to whether the claim submission includes sufficient information to make a determination), unless the Claim Reviewer determines that special circumstances require an extension of time for processing the claim. If the Claim Reviewer determines that an extension of time for processing is required, the Claim Reviewer will notify the claimant in writing before the end of the initial 90-day period of the circumstances requiring an extension of time and the date by which a decision is expected.

(c) If any claim is denied in whole or in part, the Claim Reviewer will provide to the claimant a written decision, issued by the end of the period prescribed by subsection (b), above, that includes the following information:

(1) The specific reason or reasons for denial of the claim;

(2) References to the specific Plan provisions upon which such denial is based;

(3) A description of any additional material or information necessary to perfect the claim, and an explanation of why such material or information is necessary;

(4) An explanation of the appeal procedures Plan’s and the applicable time limits; and

(5) A statement of the claimant’s right to bring a civil action under section 502(a) of ERISA, if his or her claim is denied upon review.

9.3. Appeals.

(a) If a claim for benefits is denied in whole or in part, the claimant may appeal the denial to the Claim Reviewer. Such appeal will be in writing (which may be electronic, if permitted by the Claim Reviewer), may include any written comments, documents, records, or other information relating to the claim for benefits, and will be delivered to the Claim Reviewer within 60 days after the claimant receives written notice that his or her claim has been denied.

(b) The Claim Reviewer will decide each appeal within a reasonable period of time, but not later than 60 days after such claim is received by the Claim Reviewer, unless the Claim Reviewer determines that special circumstances require an extension of time for processing the appeal.

(1) If the Claim Reviewer determines that an extension of time for processing is required, the Claim Reviewer will notify the claimant in writing before the end of the initial 60-day period of the circumstances requiring an extension of time and the date by which the Claim Reviewer expects to render a decision.

(2) If an extension of time pursuant to paragraph (1), above, is due to the claimant’s failure to submit information necessary to decide the appeal, the period for deciding the appeal will be tolled from the date on which the notification of extension is sent to the claimant until the date on which the claimant responds to the request for additional information.

(c) In connection with any appeal, the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to his or her claim for benefits. A document, record, or other information will be considered relevant to a claim for benefits if such document, record, or other information:

(1) Was relied upon in making the benefit determination;

(2) Was submitted, considered, or generated in the course of making the benefit determination, without regard to whether such document, record, or other information was relied upon in making the benefit determination; or

(3) Demonstrates compliance with processes and safeguards designed to ensure and to verify that the benefit determination was made in accordance with the terms of the Plan and that such terms of the Plan have been applied consistently with respect to similarly situated claimants.

(d) The Claim Reviewer review on appeal will take into account all comments, documents, records and other information submitted by the claimant, without regard to whether such information was considered in the initial benefit determination.

(e) If any appeal is denied in whole or in part, the Claim Reviewer will provide to the claimant a written decision, issued by the end of the period prescribed by subsection (b), above, that includes the following information:

(1) The specific reason or reasons for the decision;

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(2) References to the specific Plan provisions upon which the decision is based;

(3) An explanation of the claimant’s right to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to his or her claim for benefits (as determined pursuant to subsection (c), above); and

(4) A statement of the claimant’s right to bring a civil action under section 502(a) of ERISA.

9.4. Other Rules and Rights Regarding Claims and Appeals.

(a) A claimant may authorize a representative to pursue any claim or appeal on his or her behalf. The Claim Reviewer may establish reasonable procedures for verifying that any representative has in fact been authorized to act on his or her behalf.

(b) Notwithstanding the deadlines prescribed by this Section 9.4, the Claim Reviewer and any claimant may agree to a longer period for deciding a claim or appeal or for filing an appeal, provided that the Claim Reviewer will not extend any deadline for filing an appeal unless imposition of the deadline prescribed by Section 9.3(a) would be unreasonable under the applicable circumstances.

9.5. Interpretation. The provisions of this Section 9 are intended to comply with section 503 of ERISA and will be administered and interpreted in a manner consistent with such intent.

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EXHIBIT A – FORM OF RELEASE AGREEMENT

SEPARATION AGREEMENT

This Separation Agreement (“Agreement” or “Release”) is entered into by and between Norfolk Southern Corporation (“Company”) and _____________________(“Executive” or “I”).

WITNESSETH:

WHEREAS, Executive is an at-will employee and as such, Executive’s employment can be terminated at any time.

WHEREAS, Executive will be separated by the Company effective ________________, _____ (“Separation Date”) for reasons unrelated to sexual harassment or sexual abuse, as a result of which Executive would be eligible to receive certain severance benefits under the Norfolk Southern Executive Severance Plan (“Severance Plan”), and desires to receive the benefits under the Executive Severance Plan and to relinquish and waive any rights and benefits provided under the NS Severance Pay Plan;

WHEREAS, a condition to receipt of benefits under the Severance Plan is for the Executive to execute a Settlement Agreement and Release satisfactory to the Company;

NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

The foregoing WHEREAS clauses are incorporated and made a part of this Agreement.

1.	Separation of Employment.
  I understand that my employment with Company shall terminate or was terminated effective as of the above-referenced Separation Date.

  I understand that Company has paid or will timely pay me, in accordance with its normal payroll and other procedures, for: (i) my work from the date this Release was received through the Separation Date; (ii) my properly reported and reimbursable business expenses that remain unpaid, provided that I submit any such claims for reimbursement together with this Release; and (iii) my accrued but unused vacation for the current year, less all required tax withholdings and other deductions.

  I understand that, for benefit plans governed by the Employee Retirement Income Security Act of 1974 (ERISA), benefits following the Separation Date, if any, will be determined in accordance with the terms of the applicable plan or other governing documents.

  I understand that the foregoing payments and benefits, other than benefits provided under the Severance Plan, have been or will be provided to me regardless of whether I sign or revoke this Release.

2.	Payment and Other Benefits.

I acknowledge that, in consideration for signing this Release within 21 days after I receive it and provided that I do not revoke the Release during the seven-day revocation period described in Section 8, I will receive the following:

  Payment in the gross amount of $[ ], equal to two (2) times Executive’s base salary, paid in a lump sum.

  Payment in the gross amount of $[ ] for the Bonus portion of the severance benefit under the Severance Plan.

  Payment in the gross amount of $[ ], equal to full value of restricted share units and stock options, paid in a lump sum, and payment in the gross amount of $[ ], equal to Pro-rated value of Performance Share Units, paid in a lump sum.

  Payment in the gross amount of $36,000 for health coverage, paid in a lump sum.

  Payment in the gross amount of $30,000 for outplacement services, paid in a lump sum.

  The payments provided in this Section 2 will be paid by direct deposit or, if not possible, by check sent by regular mail to my last known address, within 30 calendar days after the date on which Company receives an executed copy of this Release from me; provided, however, that if I am a “specified employee” within the meaning of Section 409A, any payment that is subject to Section 409A that is to be made under this Agreement that would otherwise be paid within six months after my separation from service will instead be paid in the seventh month following my separation from service. All payments made under this Section 2 shall be net of all taxes, withholdings and any other amount required by law to be withheld from such payments. Furthermore, debts owed to the Company may also be deducted from the payments.

3.	Release of COMPANY.

In consideration of the Payment and Benefits provided for in Section 2:

  On behalf of myself and my heirs and personal representatives, I hereby surrender any right to employment with Company and its predecessors, successors, and assigns, as well as its subsidiaries, affiliates, and parents (cumulatively referred to as the “Affiliates”), and release and forever discharge Company and the Affiliates, and their respective past, present and future partners, principals, managers, directors, officers, employees, agents, attorneys, employee benefit plans, trustees and all others acting in concert with them, from any and all claims, actions, suits, proceedings, complaints, causes of action, grievances, debts, costs and expenses (including attorney’s fees), at law or in equity, known or unknown, that I: (i) have or may have through the date I sign this Release, arising out of, based on, or relating in any way to any acts or omissions that occurred, in whole or in part, prior to the time that I sign this Release, including, but not limited to: claims for breach of any express or implied contract, wrongful termination, retaliation, defamation of character, personal injury, intentional or negligent infliction of emotional distress, discrimination or harassment based on race, religion, sex, age, color, handicap and/or disability, national origin, or any other protected class, and any other claim based on or related to my employment with Company or my departure therefrom, including but not limited to claims under ERISA, Title VII of the Civil Rights Act of 1964, Section 1981 of Title 42 of the United States Code, the Civil Rights Act of 1866, Executive Order 11246, the Equal Pay Act, the Americans with Disabilities Act, the Rehabilitation Act of 1973, the Family and Medical Leave Act, the Age Discrimination in Employment Act of 1967, the Uniformed Services Employment and Reemployment Rights Act, the Occupational Safety and Health Act, the Federal Railroad Safety Act, the Federal Employers Liability Act, the Georgia Fair Employment Practices Act, the Virginia Human Rights Act, and any other federal, state or local statute or regulation, all as amended; and (ii) have or may have at any time before or after I sign this Release arising under, based on, or related to the Worker Adjustment and Retraining Notification Act. Nothing in this Release is intended to or shall be construed as an admission by Company or any of its Affiliates that any of them violated any law, interfered with any right, breached any obligation or otherwise engaged in any improper or illegal conduct with respect to me or otherwise. Company and its Affiliates expressly deny any such illegal or wrongful conduct.

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B.	I do not waive, nor has Company asked me to waive, any rights or claims that cannot be released by law, such as any vested retirement benefits that I may have.

C.	I agree that I will not provide any information, advice, or services to, and will not serve as a consulting or testifying expert witness for, any person, law firm, or entity in connection with any claim of any type or nature by that person, law firm, or entity against the Company or any of the Affiliates. Notwithstanding the foregoing, this Release does not and is not intended to prevent, restrict, or otherwise interfere with my right to: (i) provide information to any appropriate federal, state, or local governmental agency or court, including the Securities and Exchange Commission (“SEC”); (ii) testify, assist, participate in, or cooperate with the investigation of any charge or complaint pending before or being investigated by such governmental agency or court, or make any disclosures that are protected under the whistleblower provisions of federal law or regulation; (iii) receive a monetary award from the SEC related to my participation in an SEC investigation or proceeding; or (iv) enforce this Agreement.

4.	Participant’s Covenants.

In consideration of the Payment and other benefits provided for in Section 2, I also covenant and agree that:

A.	Confidentiality of Release.

Subject to Section 3(C) above, I shall hold this Release confidential, and not disclose its terms to anyone, except for my immediate family, legal counsel, and tax advisor, and that I will inform them of this confidentiality provision upon any such disclosure. I understand that this confidentiality provision is a material provision of this Release.

B.	Confidentiality of Company Information.

Executive covenants and agrees that any confidential or proprietary information and any corporate policies, procedures and documents acquired by Executive during his employment with the Company is the exclusive property of the Company, and Executive acknowledges that he has no ownership interest or right of any kind to said property. Except as otherwise required by law, Executive agrees that he will not use or directly or indirectly, disclose or divulge to any unauthorized party for his own benefit or to the detriment of the Company, any such information that he may have acquired during his employment with the Company, whether or not developed or compiled by the Company and whether or not Executive was authorized to have access to such information. Executive covenants that he has returned all such information (as referenced in this section B) to the Company.

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Executive further covenants that he will not disclose any trade secrets, customer lists, vendor and contractor rates, designs, information regarding product development, names of vendors and contractors, phone numbers or contact information of vendors and contractors, operating plans, strategic plans, marketing plans, sales plans, projected acquisitions or dispositions of properties, assets, or management agreements, management organization information (including data and other information relating to members of the Board and management), operating policies or manuals, business plans, purchasing agreements, financial records, or other financial, commercial, business or technical information relating to Company or any of the Affiliates or information designated as confidential or proprietary that Company or any of the Affiliates may receive belonging to suppliers, customers, or others who do business with Company or any of the Affiliates.

Notwithstanding the foregoing, this Release does not prohibit me from: (i) providing truthful testimony in response to compulsory legal process; (ii) participating in any government investigation; (iii) providing truthful statements in conjunction with any claim permitted to be brought by the employee; or (iv) providing information to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency.

C.	Non-Disparagement Clause.

Subject to Section 3(C) above, I shall not make any disparaging comments, whether oral or written, regarding Company, its officers, directors, employees, agents, leadership, partners, owners, stockholders, predecessors, successors, assigns or any of the Affiliates and their respective agents, directors, officers, employees, representatives or attorneys. Such disparaging comments include, but are not limited to, comments containing false or misleading information, or potentially having the effect of damaging the reputation of Company or its leadership.

D.	Cooperation.

I agree that I will fully cooperate and assist in the transition of my work, files, and pending matters to other Company representatives as directed by Company. In addition, I will at all times, both before and after termination of employment, (a) provide reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) that relates to events occurring during my employment with the Company, provided that such cooperation does not materially interfere with my then current employment, and (b) cooperate with the Company in executing and delivering documents requested by the Company, and taking any other actions, that are necessary or requested by the Company to assist the Company in patenting, copyrighting, or registering any programs, ideas, inventions, discoveries, patented or copyrighted material, or trademarks, and to vest title thereto in the Company.

E.	Non-Compete.

I will not seek or accept employment with, or provide services to or on behalf of (including, but not limited to, as a consultant, independent contractor, director, owner, partner, joint venturer, or employee), a direct competitor of the Company for one (1) year from my Separation Date, unless I seek a waiver from the Chief Executive Officer of the Company, and the waiver is granted in writing.

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For this purpose, a “direct competitor of the Company” is (i) any North American Class I freight rail carrier (including, without limitation, a holding or other company that controls or operates, or is controlled by or under common control with, any North American Class I rail carrier), or (ii) any short line or other rail carrier that is competing with the Company in North American markets in which the Company competes.

Nothing contained in this subsection will operate or be construed to restrict a lawyer in the practice of law in contravention of Rule 5.6 of the Virginia Rules of Professional Conduct or a similar professional conduct rule applicable to a lawyer who is an active member of any other state bar.

F.	Remedies with Respect to Covenants.

I understand and agree that if I breach or threaten to breach the covenants and obligations contained in Section 4 of this Release, Company shall be entitled to the following remedies, which shall be cumulative and are not mutually exclusive:

i.	I acknowledge and agree that my covenants and obligations with respect to Section 4 of this Release relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause Company irreparable injury for which adequate remedies are not available at law. Therefore, I understand and agree that if I breach or threaten to breach the covenants and obligations of Section 4 of this Release, in any respect, Company shall be entitled to an injunction, restraining order or other equitable relief (without the requirement to post bond) to restrain such breach or threatened breach or otherwise specifically enforce the covenants and obligations set forth therein.

ii.	I acknowledge and agree that the damages resulting from my breach of the covenants and obligations contained in Section 4 of this Release would be uncertain and difficult to ascertain.

5.	Company Property.

As soon as practicable, but in no event later than the Effective Date of this Release, I shall return to Company: (A) any and all business equipment, credit cards, and other Company property made available for my use while an employee of Company; and (B) any files, data, or other copies of information (whether in hard copy or in electronic form) pertaining to Company or any of the Affiliates, or the business or operation thereof.

6.	Agreement Not To Seek Reemployment

In consideration of the Payment and Benefits provided for in Section 2, I further agree that I will not reapply for work with Company or the Affiliates. I understand that if I apply for work with Company or the Affiliates, Company or the Affiliates will have the right to refuse to hire, rehire or otherwise engage me. I further agree that it will not constitute discrimination or retaliation if, in the future, Company declines to hire me or terminates me after inadvertently hiring, reinstating or engaging me.

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7.	Miscellaneous Other Terms.
A.	I acknowledge that in executing this Release, I do not rely, and have not relied, upon any representation or statement made by Company, any of the Affiliates, or by any of its employees or representatives with regard to the subject matter hereof, other than documents specifically referenced in this Release.

B.	I acknowledge that I was advised to consult with an attorney of my choice (at my expense) before I sign this Release. Company will rely on my signature on this Agreement as my representation that I have read this Release carefully before signing it, and that I have a full and complete understanding of its terms.

C.	The language of all parts of this Release shall, in all cases, be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties. To the extent there are any ambiguities in the terms of this Release, those ambiguities shall not be construed against one party or the other.

D.	This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Virginia, without regard to its choice of law rules. Employee consents to the personal jurisdiction of the federal and/or state courts serving the Commonwealth of Virginia and waives any defense of forum non conveniens. Employee agrees that any and all initial judicial actions related to this Agreement shall only be brought in the United States District Court for the Eastern District of Virginia, Norfolk Division, or the appropriate state court in the City of Norfolk, Virginia, regardless of Employee's place of residence or work location at the time of such action.

E.	Should any provision of this Release be declared or be determined by any court of competent jurisdiction to be illegal, invalid, or unenforceable, the legality, validity, and enforceability of the remaining parts, terms or provisions shall not be effected thereby, and said illegal, unenforceable, or invalid part, term or provision shall be deemed not to be a part of this Agreement.

F.	This Release sets forth the entire agreement between the parties hereto and fully supersedes any and all prior agreements or understandings, written or oral, between the parties hereto pertaining to the subject matter hereof.

G.	I agree that Company’s provision of the Payment and Benefits provided for in Section 2 does not constitute an acknowledgement that I have complied with this Release. I understand that Company specifically reserves the right to pursue legal remedies against me arising out of my noncompliance with this Agreement.

H.	I represent and warrant that I have not incurred a work-related injury or occupational disease and that I am not suffering from any work-related injuries or occupational diseases and I further warrant that I am competent to execute this Release.

I.	Section 409A Compliance. This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), or an exemption or exclusion therefrom and, with respect to amounts that are subject to Code Section 409A, it is intended that this Agreement be administered in all respects in accordance with Code Section 409A. Each payment under this Agreement that constitutes nonqualified deferred compensation subject to Code Section 409A shall be treated as a separate payment for purposes of Code Section 409A. In no event may Executive (or Executive’s estate, in the event of Executive’s death), directly or indirectly, designate the taxable year of any payment to be made under the Agreement.

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8.	Time Limits, Revocation, and Effective Date.
A.	I acknowledge and agree that I received this Release on _____________, _____. I understand that I have twenty-one (21) days from the date I received this Release to consider its terms. Any changes to this Release during that period, whether material or not, will not extend the 21-day period. If I sign this Release, I may still revoke my acceptance of the Release for up to seven (7) days after I sign it, by notifying Company in writing before the expiration of that seven-day period. If I decide to revoke the Release, the written revocation notice should be sent by email (with delivery confirmation notification) to Annie Adams at Annie.Adams@nscorp.com, with a copy to Vanessa Allen Sutherland at Vanessa.Sutherland@nscorp.com.

B.	If not revoked, this Release will become effective on the eighth day after I sign it (“Effective Date”). If I do not sign this Release within the 21-day period, or if I timely revoke this Release during the seven-day revocation period, this Release will not become effective and I will not be entitled to the Payment and Benefits provided for in Section 2.

Norfolk Southern Corporation

By: ____________________________

____________________________________

(Executive Signature – DO NOT PRINT)

________________________________

Date Signed

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